EXHIBIT 99.1

Tech Data Corporation Reports Fiscal 2011 First-Quarter Results

13% Growth in Net Sales; 40% Growth in Diluted EPS

CLEARWATER, Fla., May 21, 2010 (GLOBE NEWSWIRE) -- Tech Data Corporation (Nasdaq:TECD), a leading distributor of IT products, today announced results for the first quarter ended April 30, 2010.

Results At A Glance
($ in thousands, except per share amounts)	Three months ended April 30, 2010	Three months ended April 30, 2009 (1)
Net sales	$5,621,055	$4,990,959
Operating income	$69,486	$47,810
Operating income margin	1.24%	.96%
Net income attributable to shareholders of Tech Data Corporation	$45,633	$31,765
Net income per diluted share attributable to shareholders of Tech Data Corporation	$0.88	$0 .63

(1)Effective February 1, 2010, Tech Data Corporation has reclassified certain foreign currency exchange gains or losses within the accompanying Consolidated Statement of Operations to "Cost of products sold". Historically, these gains and losses were reported as a separate component of Other (income) expense titled "Net foreign currency exchange loss (gain)". Management believes this revised presentation is consistent with how the company manages and reports the underlying transactions giving rise to these foreign currency exchange gains and losses.

Net sales for the first quarter ended April 30, 2010, were $5.6 billion, an increase of 12.6 percent from $5.0 billion in the prior year first quarter. The weakening of the U.S. dollar against certain foreign currencies during the first quarter of fiscal 2011 compared to the same period of the prior year positively impacted the year-over-year net sales comparison by approximately 4 percentage points. Operating income for the first quarter was $69.5 million, or 1.24 percent of net sales. This compared to operating income of $47.8 million, or .96 percent of net sales in the prior year first quarter. First quarter net income attributable to shareholders of Tech Data Corporation increased 43.7 percent to $45.6 million, or $0.88 per diluted share compared to $31.8 million, or $0.63 per diluted share in the prior year period.

"We achieved excellent first quarter results, exceeding our expectations for both sales and earnings. A stronger demand environment combined with our strict focus on targeting more profitable business, along with disciplined cost management, resulted in year-over-year double digit sales growth, significant operating margin expansion and the highest first quarter net income and earnings per share in our history," said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. "Our entire team did an outstanding job again this quarter partnering with our vendors to meet customers' needs. In addition, as evidence of the strength and stability of our operations and our excellent financial performance, this week, Moody's Investors Service upgraded the company's debt ratings to investment grade, Baa3, with a stable outlook. This is yet another clear indicator that our strategy of execution, diversification and innovation is working, driving strong results today and positioning us well for the future."

First-Quarter Financial Highlights

  Net sales in the Americas (including North America and Latin America) were $2.46 billion, or 44 percent of worldwide net sales, representing an increase of 11.5 percent over the prior year first quarter. Net sales in Europe totaled $3.16 billion, or 56 percent of worldwide net sales, representing an increase of 13.5 percent (9.0 percent increase on a euro basis) over the prior year first quarter.

  Gross margin for the first quarter was 5.21 percent, essentially consistent in the aggregate compared to the prior year's 5.23 percent.

  Selling, general and administrative expenses (SG&A) were $223.3 million, or 3.97 percent of net sales compared to $213.4 million, or 4.27 percent of net sales in the prior year first quarter. The increase in SG&A expenses, on a dollar basis, was attributable to a stronger euro and continued investments to support the company's sales growth and strategic initiatives, including consulting and integration costs related to the company's European acquisitions. As a percentage of net sales however, SG&A declined 30 basis points year-over-year due to leverage achieved on higher sales.

  Considering the factors noted above, operating income in the Americas for the first quarter was $44.3 million, or 1.80 percent of net sales compared to $25.3 million, or 1.15 percent of net sales in the prior year first quarter. In Europe, the company generated operating income of $27.6 million, or .88 percent of net sales compared to operating income of $25.3 million, or .91 percent of net sales in the prior year first quarter. Stock-based compensation expense is not included in the regional segment reporting results. These expenses are presented as a separate line item in the company's segment reporting (see "Supplementary Information" table attached).

  Cash used in operations during the first quarter totaled $162.6 million. The company continues to enjoy excellent liquidity and financial flexibility with a net cash position of $498.2 million at April 30, 2010.

  During the first quarter of fiscal 2011, the company repurchased approximately 135,000 shares of common stock at a cost of $5.6 million, related to the company's $100 million share repurchase program authorized in December 2009, and purchased an additional 718,000 shares at a cost of $29.2 million through May 20, 2010.

Business Outlook

"As we look ahead to the second quarter, we expect the positive demand trends to continue, which we believe will allow us to deliver year-over-year sales growth on a local currency basis in both regions," said Dutkowsky.

Webcast Details

Tech Data will be discussing its first quarter results on a conference call today at 9:00 a.m. ET. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. ET on Friday, May 28, 2010.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company's current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets;the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company's Investor Relations website at www.techdata.com. All information in this release is as of May 21, 2010. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company's expectations.

About Tech Data

Tech Data Corporation (Nasdaq:TECD) is one of the world's largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 109th on the FORTUNE 500(R), Tech Data generated $22.1 billion in net sales for its fiscal year ended January 31, 2010. To learn more, visit www.techdata.com.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended
	April 30,
	2010	2009
Net sales	$5,621,055	$4,990,959
Cost of products sold	5,328,252	4,729,744
Gross profit	292,803	261,215
Selling, general and administrative expenses	223,317	213,405
Operating income	69,486	47,810
Interest expense	6,588	7,890
Other (income) expense, net	(276)	(1,460)
Income before income taxes	63,174	41,380
Provision for income taxes	17,530	9,787
Consolidated net income	45,644	31,593
Net (income) loss attributable to noncontrolling interest	(11)	172
Net income attributable to shareholders of Tech Data Corporation	$45,633	$31,765

Net income per common share attributable to shareholders of Tech Data Corporation:
Basic	$0.89	$0.63
Diluted	$0.88	$0.63
Weighted average common shares outstanding:
Basic	51,492	50,153
Diluted	52,069	50,242

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	April 30,	January 31,
ASSETS	2010 (Unaudited)	2010(1)
Current assets:
Cash and cash equivalents	$911,002	$1,116,579
Accounts receivable, net	2,488,057	2,593,919
Inventories	1,776,357	1,704,658
Prepaid expenses and other assets	169,116	156,448
Total current assets	5,344,532	5,571,604
Property and equipment, net	85,449	90,634
Other assets, net	177,176	167,881
Total assets	$5,607,157	$5,830,119
LIABILITIES AND EQUITY
Current liabilities:
Revolving credit loans	$72,113	$65,384
Accounts payable	2,598,502	2,799,949
Accrued expenses and other liabilities	443,506	455,841
Total current liabilities	3,114,121	3,321,174
Long-term debt, net	340,277	338,157
Other long-term liabilities	77,788	76,255
Total liabilities	3,532,186	3,735,586
Equity attributable to shareholders of Tech Data Corporation	2,069,571	2,088,895
Noncontrolling interest	5,400	5,638
Total equity	2,074,971	2,094,533
Total liabilities and equity	$5,607,157	$5,830,119

(1) Certain reclassifications have been made to the January 31, 2010 consolidated balance sheet to conform to the April 30, 2010 consolidated balance sheet presentation. Such reclassifications had no effect on previously reported equity.

TECH DATA CORPORATION AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION (UNAUDITED)
(In thousands)

	Three months ended		Three months ended
	April 30, 2010		April 30, 2009
Operating Income by Segment	Operating Income	Operating Margin	Operating Income	Operating Margin
Americas	$44,290	1.80%	$25,346	1.15%
Europe	27,645.88%		25,262.91%
Stock-based compensation	(2,449)	(.04)%	(2,798)	(.06)%
Worldwide total	$69,486	1.24%	$47,810.96%
CONTACT:  Tech Data Corporation
          Jeffery P. Howells, Executive Vice President and
          Chief Financial Officer
          727-538-7825
          jeff.howells@techdata.com
          Arleen Quinones, Director, Investor Relations and
          Shareholder Services
          727-532-8866
          arleen.quinones@techdata.com